Exhibit 99.1
ENERGY TRANSFER PARTNERS ANNOUNCES PRICING OF
$1.0 BILLION OF SENIOR NOTES
DALLAS, TEXAS — April 2, 2009 — Energy Transfer Partners, L.P. (NYSE: ETP) (“ETP”) announced the pricing of $350 million aggregate principal amount of its 8.50% senior notes due 2014 and $650 million aggregate principal amount of its 9.00% senior notes due 2019. The sale of the notes is expected to settle on April 7, 2009, subject to customary closing conditions. ETP intends to use the net proceeds of approximately $993 million from this offering to repay all amounts outstanding under its revolving credit facility and for general partnership purposes.
Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Greenwich Capital Markets, Inc. are acting as joint book-running managers for the offering. In addition, BNP Paribas Securities Corp. and Deutsche Bank Securities Inc. are co-managing underwriters. The offering is being made by means of a prospectus and related prospectus supplement, copies of which may be obtained from the following addresses:
Credit Suisse Securities (USA) LLC
Attn: Prospectus Dept.
One Madison Avenue
New York, NY 10010
Telephone: 1-800-221-1037
J.P. Morgan Securities Inc.
Attn: High Grade Syndicate Desk
270 Park Avenue
New York, NY 10017
Telephone: (212) 834-4533
Morgan Stanley & Co. Incorporated
Attn: Prospectus Dept.
180 Varick Street, 2nd Floor
New York, NY 10014
Email: prospectus@morganstanley.com
Telephone: 1-866-718-1649
Greenwich Capital Markets, Inc.
600 Steamboat Road
Greenwich, CT 06830
Telephone: 1-866-884-2071
You may also obtain these documents for free when they are available by visiting EDGAR on the SEC web site at www.sec.gov.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The offering is made pursuant to an effective shelf registration statement and prospectus filed by ETP with the SEC.

Energy Transfer Partners, L.P. (NYSE: ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Colorado, Louisiana, New Mexico, and Utah, and owns the largest intrastate pipeline system in Texas. ETP’s natural gas operations include gathering and transportation pipelines, treating and processing assets and three storage facilities located in Texas. ETP currently has more than 17,000 miles of pipeline in service with another 750 miles under construction. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.
Energy Transfer Equity, L.P. (NYSE: ETE) is a publicly traded partnership, which owns the general partner of Energy Transfer Partners, L.P. and approximately 62.5 million ETP limited partner units.
Statements about the offering may be forward-looking statements as defined under federal law. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of ETP, and a variety of risks that could cause results to differ materially from those expected by management of ETP. ETP undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Contacts:
Investor Relations:
Brent Ratliff
Energy Transfer
214-981-0700 (office)
Media Relations:
Vicki Granado
Granado Communications Group
214.504.2260 (office)
214.498.9272 (cell)